Exhibit 4.34

EXECUTION VERSION

Private and Confidential

INTERXION HOLDING N.V.

a public limited liability company (naamloze vennootschap), incorporated under the laws of The Netherlands, having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands and its address at Tupolevlaan 24, 1119 NX Schiphol-Rijk, The Netherlands, registered with the Trade Register of the Chamber of Commerce under registration number 33301892 (the “Company”)

To:	ABN AMRO BANK N.V. (the “Agent”)
Address:	Daalsesingel 71, 3511 SW Utrecht, The Netherlands
Attention:	Agency Syndicated Loans

Dated:	18 July 2017

Dear Sirs

We refer to the EUR 75,000,000 senior secured revolving facility agreement dated 9 March 2017 (as amended and/or restated from time to time) between, among others, the Company, ABN AMRO Bank N.V., Bank of America Merrill Lynch International Limited and Citigroup Global Markets Limited as Arrangers, the Agent and Barclays Bank PLC as Security Agent (the “Facility Agreement”).

Unless otherwise defined in this letter or the context otherwise requires, words and phrases defined in the Amended Facility Agreement (as defined below) shall bear the same meaning in this letter.

The Company and the Agent designate this letter as a Finance Document.

1.	BACKGROUND

The Company, on its own behalf and on behalf of the other Obligors pursuant to Clause 2.4 (Obligors’ Agent) of the Facility Agreement, is seeking the agreement of all of the Lenders to certain consents and amendments pursuant to Clauses 38.2(a)(ii) and 38.2(a)(v) (Exceptions) of the Facility Agreement as set out in paragraph 3 (Requested Consent) below.

The board of directors of the Company approved the Consent (as defined below) on or about 17 July 2017.

2.	ADDITIONAL DEFINITIONS

In this letter:

“Amended Facility Agreement” means the Facility Agreement as amended by this letter from the Effective Date.

“Effective Date” means the date on which the Consent becomes effective, being the date on which the Agent confirms to the Company (by countersigning this letter) that the consent of all of the Lenders to the Consent has been obtained.

“Consent” means the consent requested in paragraph 3 (Requested Consent) below.

“Consent Fee” has the meaning given to such term in paragraph 4.2 (Consent Fee) below.

“Consent Time” means 5.00 pm (Amsterdam time) on 31 July 2017 (or such later date and time as the Company may specify by notice in writing to the Agent or may agree with the Agent (acting reasonably)).

“Consenting Lender” means each Lender which has provided its irrevocable and unconditional consent to the Consent to the Agent prior to the Consent Time.

3.	REQUESTED CONSENT

We are writing to you in your capacity as Agent for your consideration and, if thought fit, agreement by all of the Lenders by the Consent Time to their approval to:

(a)	deleting Clause 8.2 (Extension of Facility) in its entirety and replacing it with the following:

(a)	“If:

(i)	the Facility has not already been cancelled and/or repaid and/or prepaid in full;

(ii)	no Default is continuing or would result from the extension of the Facility,

then the Borrower may, by delivering an Extension Notice to the Agent not more than thirty (30) days but at least five (5) Business Days prior to the Initial Termination Date, elect on a one-time only basis to extend the term of the Facility from the Initial Termination Date to a date falling on or prior to 9 September 2018 (the “First Extended Termination Date”).

(b)	If:

(i)	the Facility has not already been cancelled and/or repaid and/or prepaid in full;

(ii)	no Default is continuing or would result from the extension of the Facility; and

(iii)	any fee payable on or prior to the First Extended Termination Date in connection with such extension (as set out in the Fee Letter dated on or about the Effective Date) has been paid or will be paid on or prior to the First Extended Termination Date, then the Borrower may, by delivering an Extension Notice to the Agent not more than thirty (30) days but at least five (5) Business Days prior to the First Extended Termination Date, elect on a one-time only basis to extend the term of the Facility from the First Extended Termination Date to a date falling on or prior to 31 December 2018 (the “Second Extended Termination Date”).”;

(b)	deleting the definition of “Extended Termination Date” in its entirety and replacing it with the following:

““Extended Termination Date” means the date specified in the Extension Notice as the First Extended Termination Date or, if the Borrower has exercised its option under Clause 8.2(b) (Extension of Facility), the date specified in the Extension Notice as the Second Extended Termination Date.”;

(c)	adding the following new definition:

““First Extended Termination Date” has the meaning given to that term in Clause 8.2(a) (Extension of Facility).”

(d)	deleting the definition of “Margin” in its entirety and replacing it with the following:

““Margin” means:

Period	Margin (% per annum)
From and including the date of this Agreement to including the Initial Termination Date	2.25
From but excluding the Initial Termination Date to and including the First Extended Termination Date	3.25
From but excluding the First Extended Termination Date to and including the Second Extended Termination Date	4.25

”;

(e)	adding the following new definition:

““Second Extended Termination Date” has the meaning given to that term in Clause 8.2(b) (Extension of Facility).”

(f)	deleting Schedule 14 (Form of Extension Notice) in its entirety and replacing it with the form set out in the appendix to this letter;

(g)	deleting the definition of “Total Commitments” in its entirety and replacing it with the following:

““Total Commitments” means the aggregate of the Commitments, being EUR 100,000,000 at the Effective Date.”;

(h)	deleting the table in part 2 (The Original Lenders) of Schedule 1 (The Parties) in its entirety and replacing it with the following table:

“Name of Original Lender	Commitment (EUR)
ABN AMRO Bank N.V.	33,333,333.34
Bank of America Merrill Lynch International Limited	33,333,333.33
Citibank N.A., London Branch	33,333,333.33
Total	100,000,000”;

(i)	replacing each reference to “EUR 75,000,000 Revolving Facility Agreement” in the Schedules to the Facility Agreement with “EUR 100,000,000 Revolving Facility Agreement” and updating the reference on the cover page of the Facility Agreement to refer to “EUR100,000,000”; and

(j)	adding a new definition of “Effective Date” as follows:

““Effective Date” means the Effective Date as defined in the consent request letter from the Company to the Agent dated on or about 18 July 2017.”.

4.	CONSENT TIME AND CONSENT FEE

4.1	CONSENT TIME

To allow for a timely completion of this process we request that the approval of the Consent is provided to the Agent by the Consent Time.

4.2	CONSENT FEE

In consideration for the Consent, the Company shall pay an upfront fee as set out in a fee letter dated on or about the Effective Date.

5.	MISCELLANEOUS

(a)	From the Effective Date, except as amended by the terms of this letter, the Facility Agreement will remain in full force and effect and any reference in the Amended Facility Agreement or any other Finance Document to the Facility Agreement or to any provision of the Facility Agreement will be construed as a reference to the Amended Facility Agreement, or that provision in the Amended Facility Agreement.

(b)	From, and including, the Effective Date, the guarantees and indemnities set out in Clause 19 (Guarantee and Indemnity) of the Amended Facility Agreement shall continue to apply in full force and effect with respect to the obligations of each Obligor under the Finance Documents subject only to Clauses 19.11 (Dutch Guarantee Limitation) and 19.12 (Limitation) of the Amended Facility Agreement or otherwise in an Accession Letter.

(c)	With effect from (and including) the Effective Date, the liabilities and obligations arising under the Amended Facility Agreement and the Finance Documents shall form part of (but do not limit) the “Secured Obligations” or “Secured Liabilities”, as the case may be, as defined in the applicable Transaction Security Document to which each Obligor is a party.

(d)	The Transaction Security Documents shall continue in full force and effect and, subject to any limitations specified in such Transaction Security Documents, extend to the liabilities and obligations of the relevant Obligor under the Amended Facility Agreement and the other Finance Documents.

(e)	The amendment of the Facility Agreement pursuant to this letter shall not constitute a novation of the Facility Agreement and the transaction contemplated in this letter and the Amended Facility Agreement does not constitute or howsoever entail a novation of any other Finance Document or any obligation thereunder.

(f)	In consideration for the Consent, the Company shall make the Repeating Representations on the Effective Date by reference to the facts and circumstances existing on that date.

(g)	By providing its approval of the Consent, each Consenting Lender irrevocably authorises the Agent to execute this letter.

(h)	Save as expressly provided herein, nothing in this letter shall be construed as a release, waiver or amendment of any provision of any Finance Document and the Company confirms on behalf of itself and each Obligor that each other Finance Document remains and shall continue in full force and effect.

(i)	The consent of a Lender (a “Transferring Consenting Lender”) to the Consent will bind any Lender that acquires by way of an assignment or transfer (including by way of novation) any of a Transferring Consenting Lender’s rights, obligations and Commitments (a “New Consenting Lender”) after the date on which that Transferring Consenting Lender notifies the Agent in writing of its approval to the Consent, and by providing its approval of the Consent each Transferring Consenting Lender also agrees to procure that any such assignment or transfer is completed on this basis. Such consent and agreement provided by the relevant Transferring Consenting Lender above will remain valid and binding on the New Consenting Lender to the extent of the New Consenting Lender’s ownership of the relevant Commitments and it shall have the same rights in relation thereto as the Transferring Consenting Lender did prior to the assignment or transfer.

(j)	The Consent shall apply only to the matters specifically referred to in this letter and are given in reliance upon any written factual information supplied by us to you being true and accurate in all material respects as at the date it was provided and not being misleading in any material respect. Such Consent shall be without prejudice to any rights which the Finance Parties may now or hereafter have (i) in relation to any other circumstances or matters not specifically referred to herein (whether subsisting at the date hereof or otherwise); or (ii) in relation to any such factual written information being untrue or inaccurate in any material respects that would result in the request being misleading in any material respect, which right shall remain in full force and effect.

(k)	Pursuant to Clause 18.2 (Amendment costs) of the Facility Agreement, the Company shall (or shall procure that an Obligor will), within three Business Days of demand, reimburse (or procure reimbursement of) the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in connection with this Letter.

(l)	By reference to the facts and circumstances existing at the date of this letter, no Default or Event of Default has occurred or is continuing.

(m)	This letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

(n)	A person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any of its terms and the consent of any person who is not a party to this letter is not required to rescind or vary this letter at any time.

(o)	This letter and any non-contractual obligations arising out of or in connection with it shall be governed by English law and the provisions of Clause 42 (Enforcement) of the Facility Agreement shall apply, mutatis mutandis, save that references to “this Agreement” shall be construed as references to this letter.

Thank you in advance for your consideration of the above requests.

We request that you please seek approval for the Consent.

[The rest of this page is deliberately left blank]

Yours faithfully,

INTERXION HOLDING N.V.
(the Company and acting as Obligors’ Agent)

Signature:	/s/ David C. Ruberg
Name:	David C. Ruberg
Position:	CEO

[Signature page to Bridge RCF Consent Request Letter]

By its countersignature of this letter, the Agent confirms that the consent from all of the Lenders to the Consent has been obtained and, from the date of such countersignature, the Consent shall enter into effect.

ABN AMRO BANK N.V.
(acting as Agent)

Signature:	/s/ R.K. Sahadew-Ganpat
Name:	R.K. Sahadew-Ganpat
Position:	Proxy Holder

Signature:	/s/ D.N. de Baan
Name:	D.N. de Baan
Position:	Proxy Holder

Date: 28 July 2017

[Signature page to Bridge RCF Consent Request Letter]

APPENDIX

FORM OF EXTENSION NOTICE

From:	InterXion Holding N.V. as Borrower and Obligors’ Agent

To:	[ ] as Agent

Dated:	[ ]

Dear Sirs

InterXion Holding N.V. – EUR 100,000,000 Revolving Facility Agreement

dated 9 March 2017 (as amended from time to time) (the “Agreement”)

1.	We refer to the Agreement. This is the Extension Notice. Terms defined in the Agreement have the same meaning in this Extension Notice unless given a different meaning in this Extension Notice.

2.	[We wish to extend the term of the Facility, pursuant to Clause 8.2(a) (Extension of Facility) of the Agreement, to [insert date], being a date falling on or prior to 9 September 2018.] [1]

3.	[We wish to extend the term of the Facility, pursuant to Clause 8.2(b) (Extension of Facility) of the Agreement, to [insert date], being a date falling on or prior to 31 December 2018.] [2]

4.	We confirm that no Default has occurred and is continuing or will result from the proposed extension.

5.	This Extension Notice is irrevocable.

Yours faithfully

authorised signatory for

InterXion Holding N.V.

Obligors’ Agent

[1]	To be included in the Extension Notice for the First Extended Termination Date.
[2]	To be included in the Extension Notice for the Second Extended Termination Date.